Exhibit 99

Eaton Reports Record Quarterly Results With 18% Backlog Growth; Raises Guidance

  Quarterly earnings per share of $2.22 and record quarterly adjusted earnings per share of $2.47, up 22% over 2022
  Record quarterly sales with 9% organic sales growth and record quarterly segment margins of 23.6%, 240 basis points above the third quarter of 2022, with 46% incremental margin
  Third quarter record operating cash flow of $1.1 billion, up 18%
  Raised adjusted earnings per share guidance midpoint to $9.00, reflecting 19% growth over 2022

DUBLIN--(BUSINESS WIRE)--October 31, 2023--Intelligent power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $2.22 for the third quarter of 2023. Excluding charges of $0.21 per share related to intangible amortization, $0.03 per share related to acquisitions and divestitures, and $0.01 per share related to a multi-year restructuring program, adjusted earnings per share of $2.47 were a quarterly record and up 22% over the third quarter of 2022.

Sales in the quarter were $5.9 billion, a quarterly record and up 11% from the third quarter of 2022. Organic sales were up 9%, and positive currency translation added 2%.

Segment margins were 23.6%, a quarterly record and a 240-basis point improvement over the third quarter of 2022.

Operating cash flow was a third quarter record $1.1 billion, and free cash flow was $913 million, up 18% and 10%, respectively, over the same period in 2022.

The company’s backlog was up 18% over the third quarter of 2022, up 4% sequentially.

The company narrowed full year organic growth guidance to a range of 11% to 12%, up 50 basis points at the midpoint, and raised adjusted earnings per share guidance to between $8.95 and $9.05, up $0.25 at the midpoint. The company is also raising full year operating cash flow guidance to $3.3-$3.7 billion, up $100 million at the midpoint. For the fourth quarter of 2023, the company anticipates organic growth of 8-10% and adjusted earnings per share of between $2.39 and $2.49.

Craig Arnold, Eaton chairman and chief executive officer, said, “We’re proud to deliver another quarter of record results with continued growth in our backlog. To meet that demand, we are investing more than $1 billion of capital in manufacturing to support the growth driven by electrification, energy transition and digitalization. Given our strong performance and these capacity additions, we continue to look ahead with confidence in our ability to deliver on our growth and margin expansion outlook into 2024 and beyond.”

Business Segment Results

Sales for the Electrical Americas segment were a record $2.6 billion, up 19% from the third quarter of 2022, driven entirely by organic sales growth. Operating profits were a record $719 million, up 41% over the third quarter of 2022. Operating margins in the quarter were a record 27.7%, up 420 basis points over the third quarter of 2022.

The twelve-month rolling average of orders in the third quarter was down 3% organically from high levels in 2022, with continued growth in the data center, industrial facilities and institutional markets. Backlog at the end of September was up 19% organically over September 2022.

Sales for the Electrical Global segment were a third quarter record $1.5 billion, up 1% from the third quarter of 2022. Organic sales were flat, with positive currency translation adding 2%, partially offset by the impact of a small divestiture. Operating profits were $328 million, a record and up 8% over the third quarter of 2022. Operating margins in the quarter were a record 21.8%, up 120 basis points over the third quarter of 2022.

The twelve-month rolling average of orders in the third quarter was up 1% organically, with strength in the data center and utility markets.

On a rolling twelve-month basis, the book-to-bill ratio for the Electrical businesses remained strong at over 1.1.

Aerospace segment sales were a record $867 million, up 13% from the third quarter of 2022. Organic sales increased 10%, and positive currency translation added 3%. Operating profits were $209 million, a record and up 13% from the third quarter of 2022. Operating margins in the quarter were 24.1%, up 10 basis points over the third quarter of 2022.

The twelve-month rolling average of orders in the third quarter was up 16% organically, with particular strength in the commercial OEM, commercial aftermarket and defense OEM markets. The backlog at the end of September was up 22% over September 2022. On a rolling twelve-month basis, the book-to-bill ratio for the Aerospace segment remained strong at 1.2.

The Vehicle segment posted sales of $753 million, up 1% from the third quarter of 2022. Positive currency translation added 2%, partially offset by organic sales down 1%. Operating profits were $131 million, up 5% over the third quarter of 2022. Operating margins in the quarter were 17.4%, up 60 basis points over the third quarter of 2022.

eMobility segment sales were a record $163 million, up 19% over the third quarter of 2022. Organic sales were up 19% with flat currency translation. The segment broke even in the quarter, with a 150-basis point improvement over the third quarter of 2022, driven by higher volumes from ramping programs and improved net manufacturing productivity.

Eaton is an intelligent power management company dedicated to improving the quality of life and protecting the environment for people everywhere. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy, helping to solve the world’s most urgent power management challenges, and doing what’s best for our stakeholders and all of society.

Founded in 1911, Eaton is marking its 100th anniversary of being listed on the New York Stock Exchange. We reported revenues of $20.8 billion in 2022 and serve customers in more than 170 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties today as a live audio webcast at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website before the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning fourth quarter and full year 2023 adjusted earnings per share, fourth quarter 2023 organic sales growth, anticipated margin expansion and sales growth and anticipated restructuring program charges and savings. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: a global pandemic such as COVID-19; geopolitical tensions or war, unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest at Eaton or at our customers or suppliers; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended September 30, 2023, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2023	2022	2023	2022
Net sales	$5,880	$5,313	$17,229	$15,368

Cost of products sold	3,684	3,545	11,030	10,319
Selling and administrative expense	949	813	2,839	2,431
Research and development expense	187	165	553	498
Interest expense - net	33	37	124	100
Gain on sale of business	—	—	—	24
Other expense (income) - net	(52)	34	(56)	(16)
Income before income taxes	1,079	720	2,739	2,060
Income tax expense	187	112	463	316
Net income	892	608	2,277	1,743
Less net income for noncontrolling interests	(1)	(1)	(4)	(2)
Net income attributable to Eaton ordinary shareholders	$891	$607	$2,273	$1,741

Net income per share attributable to Eaton ordinary shareholders
Diluted	$2.22	$1.52	$5.67	$4.34
Basic	2.23	1.52	5.70	4.36

Weighted-average number of ordinary shares outstanding
Diluted	401.6	400.3	400.9	400.9
Basic	399.4	398.4	399.0	398.9

Cash dividends declared per ordinary share	$0.86	$0.81	$2.58	$2.43

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$891	$607	$2,273	$1,741
Excluding acquisition and divestiture charges, after-tax	14	86	54	133
Excluding restructuring program charges, after-tax	5	18	37	39
Excluding intangible asset amortization expense, after-tax	84	97	269	295
Adjusted earnings	$994	$807	$2,633	$2,207

Net income per share attributable to Eaton ordinary shareholders - diluted	$2.22	$1.52	$5.67	$4.34
Excluding per share impact of acquisition and divestiture charges, after-tax	0.03	0.21	0.14	0.33
Excluding per share impact of restructuring program charges, after-tax	0.01	0.04	0.09	0.10
Excluding per share impact of intangible asset amortization expense, after-tax	0.21	0.25	0.67	0.74
Adjusted earnings per ordinary share	$2.47	$2.02	$6.57	$5.51
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2023	2022	2023	2022
Net sales
Electrical Americas	$2,594	$2,179	$7,426	$6,201
Electrical Global	1,503	1,486	4,572	4,418
Aerospace	867	768	2,517	2,227
Vehicle	753	744	2,242	2,123
eMobility	163	137	471	399
Total net sales	$5,880	$5,313	$17,229	$15,368

Segment operating profit (loss)
Electrical Americas	$719	$511	$1,913	$1,368
Electrical Global	328	305	892	866
Aerospace	209	185	580	506
Vehicle	131	125	353	346
eMobility	—	(2)	(5)	(7)
Total segment operating profit	1,386	1,124	3,732	3,079

Corporate
Intangible asset amortization expense	(107)	(124)	(344)	(375)
Interest expense - net	(33)	(37)	(124)	(100)
Pension and other postretirement benefits income	11	7	33	35
Restructuring program charges	(7)	(22)	(46)	(49)
Other expense - net	(171)	(227)	(512)	(529)
Income before income taxes	1,079	720	2,739	2,060
Income tax expense	187	112	463	316
Net income	892	608	2,277	1,743
Less net income for noncontrolling interests	(1)	(1)	(4)	(2)
Net income attributable to Eaton ordinary shareholders	$891	$607	$2,273	$1,741
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In millions)	2023	2022
Assets
Current assets
Cash	$348	$294
Short-term investments	1,558	261
Accounts receivable - net	4,460	4,076
Inventory	3,713	3,430
Prepaid expenses and other current assets	904	685
Total current assets	10,983	8,746

Property, plant and equipment - net	3,341	3,146

Other noncurrent assets
Goodwill	14,781	14,796
Other intangible assets	5,158	5,485
Operating lease assets	600	570
Deferred income taxes	349	330
Other assets	2,076	1,940
Total assets	$37,289	$35,014

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$24	$324
Current portion of long-term debt	975	10
Accounts payable	3,255	3,072
Accrued compensation	592	467
Other current liabilities	2,716	2,488
Total current liabilities	7,563	6,360

Noncurrent liabilities
Long-term debt	8,150	8,321
Pension liabilities	611	649
Other postretirement benefits liabilities	170	177
Operating lease liabilities	486	459
Deferred income taxes	460	530
Other noncurrent liabilities	1,429	1,444
Total noncurrent liabilities	11,306	11,580

Shareholders’ equity
Eaton shareholders’ equity	18,383	17,038
Noncontrolling interests	36	38
Total equity	18,420	17,075
Total liabilities and equity	$37,289	$35,014
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE THIRD QUARTER 2023 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution). Columns and rows may not add and the sum of components may not equal total amounts reported due to rounding.

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

The Company's fourth quarter and full year adjusted earnings guidance for 2023 is as follows:

	Three months ended December 31, 2023	Year ended December 31, 2023
Net income per share attributable to Eaton ordinary shareholders - diluted	$2.11 - $2.21	$7.79 - $7.89
Excluding per share impact of acquisition and divestiture charges, after tax	0.05	0.18
Excluding per share impact of restructuring program charges, after tax	0.02	0.11
Excluding per share impact of intangible asset amortization expense, after tax	0.21	0.87
Adjusted earnings per ordinary share	$2.39 - $2.49	$8.95 - $9.05

A reconciliation of net income attributable to Eaton ordinary shareholders per share to adjusted earnings per ordinary share is as follows:

Year ended December 31, 2022
Net income per share attributable to Eaton ordinary shareholders - diluted	$6.14
Excluding per share impact of acquisition and divestiture charges, after tax	0.37
Excluding per share impact of restructuring program charges, after tax	0.07
Excluding per share impact of intangible asset amortization expense, after tax	0.99
Adjusted earnings per ordinary share	$7.57

A reconciliation of operating cash flow to free cash flow is as follows:

	Three months ended September 30
(In millions)	2023	2022
Operating cash flow	$1,140	$965
Capital expenditures for property, plant and equipment	(227)	(135)
Free cash flow	$913	$830

Note 2. ACQUISITIONS AND DIVESTITURE OF BUSINESSES

Acquisition of a 49% stake in Jiangsu Ryan Electrical Co. Ltd.

On April 23, 2023, Eaton acquired a 49 percent stake in Jiangsu Ryan Electrical Co. Ltd., a manufacturer of power distribution and sub-transmission transformers in China. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Acquisition of a 50% stake in Jiangsu Huineng Electric Co., Ltd’s circuit breaker business

On July 1, 2022, Eaton acquired a 50 percent stake in Jiangsu Huineng Electric Co., Ltd’s circuit breaker business, which manufactures and markets low-voltage circuit breakers in China. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Russia

During the second quarter of 2022, in light of the ongoing war with Ukraine, the Company decided to exit its business operations in Russia and recorded charges of $29 million presented in Other expense (income) - net on the Consolidated Statements of Income. The charges consisted primarily of write-downs of accounts receivable, inventory and other assets, and accruals for severance.

Acquisition of Royal Power Solutions

On January 5, 2022, Eaton acquired Royal Power Solutions for $610 million, net of cash received. Royal Power Solutions is a U.S. based manufacturer of high-precision electrical connectivity components used in electric vehicle, energy management, industrial and mobility markets. Royal Power Solutions is reported within the eMobility business segment.

Sale of Hydraulics business

On August 2, 2021, Eaton completed the sale of the Hydraulics business to Danfoss A/S and recognized a pre-tax gain of $617 million in 2021. The Company finalized negotiations of post-closing adjustments with Danfoss A/S and recognized an additional pre-tax gain of $24 million in the first quarter of 2022 and received cash of $22 million in the second quarter of 2022 from Danfoss A/S to fully settle all post-closing adjustments.

Note 3. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended September 30		Nine months ended September 30
(In millions except for per share data)	2023	2022	2023	2022
Acquisition integration, divestiture charges and transaction costs	$18	$103	$69	$182
Gain on the sale of the Hydraulics business	—	—	—	(24)
Total before income taxes	18	103	69	158
Income tax benefit	4	17	14	25
Total after income taxes	$14	$86	$54	$133
Per ordinary share - diluted	$0.03	$0.21	$0.14	$0.33

Acquisition integration, divestiture charges and transaction costs in 2023 and 2022 are related to the acquisition of Royal Power Solutions and other acquisitions completed prior to 2022, including other charges and income to acquire and exit businesses. Costs in 2023 and 2022 also included certain indemnity claims associated with the sale of 50% interest in the commercial vehicle automated transmission business in 2017. Costs in 2022 also included charges of $29 million presented in Other expense (income) - net on the Consolidated Statements of Income related to the decision in the second quarter of 2022 to exit the Company's business operations in Russia. These charges consisted primarily of write-downs of accounts receivable, inventory and other assets, and accruals for severance. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net. In Business Segment Information, the charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton initiated a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to initially respond to declining market conditions brought on by the COVID-19 pandemic. Since the inception of the program, the Company has incurred charges of $371 million. These restructuring activities are expected to be completed in 2023 with total estimated charges of $380 million cumulatively for the entire program and projected mature year savings of $265 million when fully implemented. The remaining charges in 2023 are expected to relate primarily to plant closing and other costs.

A summary of restructuring program charges is as follows:

	Three months ended September 30		Nine months ended September 30
(In millions except for per share data)	2023	2022	2023	2022
Workforce reductions	$—	$5	$17	$11
Plant closing and other	7	17	29	38
Total before income taxes	7	22	46	49
Income tax benefit	1	4	9	10
Total after income taxes	$5	$18	$37	$39
Per ordinary share - diluted	$0.01	$0.04	$0.09	$0.10

Restructuring program charges related to the following segments:

	Three months ended September 30		Nine months ended September 30
(In millions)	2023	2022	2023	2022
Electrical Americas	$—	$4	$4	$14
Electrical Global	5	8	22	14
Aerospace	1	2	4	6
Vehicle	1	2	4	8
eMobility	—	—	6	—
Corporate	—	5	6	7
Total	$7	$22	$46	$49

These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE

Intangible asset amortization expense is as follows:

	Three months ended September 30		Nine months ended September 30
(In millions except for per share data)	2023	2022	2023	2022
Intangible asset amortization expense	$107	$124	$344	$375
Income tax benefit	23	27	74	80
Total after income taxes	$84	$97	$269	$295
Per ordinary share - diluted	$0.21	$0.25	$0.67	$0.74

Contacts

Eaton Corporation plc
Jennifer Tolhurst
Media Relations
+1 (440) 523-4006
jennifertolhurst@eaton.com

Yan Jin
Investor Relations
+1 (440) 523-7558